UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 19, 2007

FMC Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-16489	36-4412642
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1803 Gears Road, Houston, Texas		77067
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(281) 591-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2007, FMC Technologies, Inc. (the "Company") entered into a Purchase and Sale Agreement with Houston 1031 Limited Partnership, pursuant to which it sold its manufacturing plant and office space in Houston, Texas for net proceeds of $58 million. Concurrent with the sale of the property, the Company entered into a Lease Agreement with the purchaser, dated March 23, 2007, pursuant to which the Company leased back the property for an initial term of 15 years. The Company has the option to extend the lease term for two additional terms of five years each or terminate the lease after 10 years subject to a termination fee. The annual rent is $4,160,000 for the first year of the lease and increases at a rate of 2% per annum thereafter. The Purchase and Sale Agreement is filed as Exhibit 10.15 hereto. The Lease Agreement is filed as Exhibit 10.16 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 19, 2007, the Company entered into an agreement with Wells Fargo Bank, N.A. to establish an uncommitted line of credit. The agreement permits us to request loans of up to $100 million and matures on September 30, 2007. The agreement permits the lender to accelerate any debt obligations upon payment defaults and in the event of defaults under the Company’s primary revolving credit agreements. Borrowings will accrue interest at a variable rate depending upon the type and the duration of the borrowing.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

10.15 Purchase and Sale Agreement between the Company and Houston 1031, Limited Partnership dated March 23, 2007.

10.16 Lease Agreement by and between Houston 1031, Limited Partnership and FMC Technologies, Inc. as of March 23, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC Technologies, Inc.

March 23, 2007	By:	/s/ William H. Schumann, III

Name: William H. Schumann, III
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.15	Purchase and Sale Agreement
10.16	Lease Agreement